Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News	Contact:
Jeremy Neuhart
412-434-3046
neuhart@ppg.com
Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG transformation continues to drive growth despite economic headwinds

Company’s year-to-date cash from operations up 50 percent versus previous year

PITTSBURGH, Oct. 16, 2008 – PPG Industries (NYSE:PPG) today reported record sales for the third quarter of $4.2 billion, surpassing the prior year’s third quarter results by 37 percent. Third quarter reported net income was $117 million, or 70 cents per share. Adjusted net income excluding unusual items was $227 million, or $1.37 per share.

“Our financial performance this quarter demonstrates both the successful execution of our transformation strategy and the continued strength of our commodity chemicals business,” said Charles E. Bunch, PPG chairman and chief executive officer. “Over the past several years, we have become a more resilient company by expanding our geographic reach, entering new end-markets, and strengthening our ability to generate cash. In the quarter, our adjusted earnings per share were comparable with last year despite the negative impacts from two U.S. Gulf Coast hurricanes and significantly weaker automotive OEM production.

“Financial discipline and flexibility remain PPG hallmarks. We have further strengthened our balance sheet by already exceeding our full-year debt-reduction goals and increasing our cash on hand,” Bunch added. The company reported that year-to-date cash from operations has risen about 50 percent from last year, that net debt payments for the year totaled approximately $650 million, that cash on hand was about $500 million at quarter-end, and that U.S. commercial paper outstanding was about $175 million.

“We have taken proactive steps to continue to strengthen the company, including divesting the automotive glass business and initiating business restructuring. These steps will provide future financial benefits,” Bunch said. During the quarter, the company finalized the sale of an approximate 60-percent interest in its automotive glass and services business, and it announced business restructuring that will result in expected savings at an annual run rate of approximately $100 million by the end of 2009.

Reported third quarter 2008 net income includes aftertax charges of $110 million, or 67 cents per share, for business restructuring and $3 million, or 2 cents per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is pending court proceedings. Net income also includes an aftertax gain of $3 million, or 2 cents per share, on the divestiture of the automotive glass and services business.

PPG’s sales for the third quarter 2007 were $3.1 billion. Reported net income for the third quarter 2007 was $191 million, or $1.15 per share, and adjusted net income from continuing operations was $231 million, or $1.40 per share. Third quarter 2007 reported net income was comprised of net income from continuing operations of $213 million, or $1.29 per share, and a loss from discontinued operations from the former fine chemicals business, net of tax, of $22 million, or 14 cents per share. Reported net income from continuing operations included aftertax charges of $11 million, or 6 cents per share, for pension and other post-employment benefits (OPEB) curtailments related to the automotive glass and services business; $4 million, or 3 cents per share, for acquisition-related costs; and $3 million, or 2 cents per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement. Total adjusted net income, including discontinued operations, was $228 million, or $1.37 per share.

Performance Coatings segment sales in the third quarter 2008 increased $266 million, or 28 percent, versus the prior year’s quarter. Sales grew as a result of acquisitions, most notably the SigmaKalon protective and marine coatings business, higher pricing in all businesses and currency gains. Volumes were flat, as declines in the U.S. architectural coatings business were offset by growth in all other business units. Segment earnings improved by $8 million, or 6 percent, mostly due to the positive performance of acquisitions.

Industrial Coatings segment sales for the quarter increased $121 million, or 13 percent, due primarily to the acquisition of SigmaKalon’s industrial coatings business, stronger foreign currencies and improved selling prices. Volumes were lower, particularly sales into the automotive OEM industry. Segment earnings decreased by $41 million, or 46 percent, due to the negative effects of lower volumes and inflation.

The Architectural Coatings EMEA (Europe, Middle East and Africa) segment represents the largest business from the SigmaKalon acquisition. Segment sales for the quarter were $632 million, up a double-digit percentage over SigmaKalon’s corresponding sales in 2007. Segment earnings were $61 million and included a combined $30 million of ongoing quarterly depreciation expense and amortization related to acquired intangible assets.

Optical and Specialty Materials segment sales for the quarter increased $33 million, or 13 percent, as a result of improved volumes in the optical products business. Stronger foreign currencies and increased selling prices also aided sales growth. Segment earnings were up $6 million, or 11 percent, due to higher optical products volumes that were partially offset by higher marketing expenses related to volume growth.

Commodity Chemicals segment sales for the quarter increased $100 million, or 25 percent, due primarily to increased selling prices. Segment earnings were impacted negatively by the two U.S. Gulf Coast hurricanes but still improved by $27 million, or 30 percent, due to higher sales.

Glass segment sales, including the automotive glass and services business, were flat compared with the prior year. Higher selling prices were equally offset by lower volumes. Segment earnings decreased by $18 million, or 51 percent, due to lower volumes and higher inflation, which was only partially offset by higher selling prices and lower manufacturing costs.

The automotive glass and services business was divested Sept. 30, 2008. Third quarter 2008 results for that business alone were sales of $229 million and an aftertax loss of $3 million, or 2 cents per share. Third quarter 2007 results for automotive glass and services were sales of $249 million and aftertax earnings of $5 million, or 3 cents per share.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

Financial commentary from William H. Hernandez, senior vice president, finance, and chief financial officer, regarding third quarter 2008 results may be heard by telephone at 412-434-2816 until Friday, Oct. 24, at 5 p.m. ET. The commentary will also be available on PPG’s Web site at Investor Center, 3rd Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at PPG’s online Investor Center (www.ppg.com/investor).

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Discontinued Operations

PPG continues to classify the previously sold fine chemicals business as discontinued operations in accordance with U.S. GAAP. The sale of the fine chemicals business was completed in the fourth quarter 2007.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per share adjusted for nonrecurring charges. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per share adjusted for these items are not recognized financial measures determined in accordance with U.S. GAAP and should not be considered a substitute for net income or earnings per share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and earnings per share may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the third quarter 2008 and 2007:

Regulation G Reconciliation – Results From Operations

($ in millions, except per-share amounts)

	Continuing		Discontinued		Total
Third Quarter – 2008	$	EPS	$	EPS	$	EPS
Net Income as Reported	$117	$0.70	$—	$—	$117	$0.70
Business Restructuring Charge	110	0.67	—	—	110	0.67
Gain on Divestiture of Automotive Glass and Services Business	(3)	(0.02)	—	—	(3)	(0.02)
Net Charge for Asbestos Settlement	3	0.02	—	—	3	0.02

Adjusted Net Income	$227	$1.37	$—	$—	$227	$1.37

	Continuing		Discontinued		Total
Third Quarter – 2007	$	EPS	$	EPS	$	EPS
Net Income as Reported	$213	$1.29	$(22)	$(0.14)	$191	$1.15
Acquisition-Related Costs	4	0.03	—	—	4	0.03
Net Charge for Asbestos Settlement	3	0.02	—	—	3	0.02
Pension and OPEB Curtailment Charge Related to Automotive Glass and Services Business	11	0.06	—	—	11	0.06
Fine Chemicals Divestiture Charge	—	—	19	0.11	19	0.11

Adjusted Net Income	$231	$1.40	$(3)	$(0.03)	$228	$1.37

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2008	2007	2008	2007
Net sales	$4,225	$3,073	$12,661	$9,116
Cost of sales, exclusive of depreciation and amortization (Note A)	2,701	1,947	8,126	5,811
Selling and other	991	681	3,026	1,952
Depreciation	105	89	340	263
Interest expense	62	22	193	67
Amortization	34	15	105	44
Asbestos settlement - net	5	5	9	22
Business restructuring	163	—	163	—
Other - net (Note B)	(39)	(22)	(81)	(53)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	203	336	780	1,010
Income tax expense	65	105	238	296
Minority interest	21	18	75	59

INCOME FROM CONTINUING OPERATIONS (Notes A & B)	117	213	467	655
Income from discontinued operations, net of tax (Note C)	—	(22)	—	(21)

NET INCOME	$117	$191	$467	$634

Earnings per common share
Income from continuing operations (Notes A & B)	$0.71	$1.30	$2.84	$3.98
Income from discontinued operations (Note C)	$—	$(0.14)	$—	$(0.13)

NET INCOME	$0.71	$1.16	$2.84	$3.85

Earnings per common share - assuming dilution
Income from continuing operations (Notes A & B)	$0.70	$1.29	$2.82	$3.95
Income from discontinued operations (Note C)	$—	$(0.14)	$—	$(0.13)

NET INCOME	$0.70	$1.15	$2.82	$3.82

Average shares outstanding	164.7	164.4	164.6	164.6

Average shares outstanding - assuming dilution	165.6	166.0	165.7	166.0

Note A:

The nine months ended Sept. 30, 2008, include a pretax expense of $94 million ($66 million aftertax or 40 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition. The three and nine months ended Sept. 30, 2007, include pretax expense of $6 million ($4 million aftertax or 3 cents per share) for the flow-through cost of sales of the step up to fair value of inventory related to the Barloworld Coatings Australia acquisition.

Note B:

The three and nine months ended Sept. 30, 2008, include a pretax gain of $15 million ($3 million aftertax or 2 cents per share) on the divestiture of the automotive glass and services business. The nine months ended Sept. 30, 2008, also include a pretax expense of $23 million ($23 million aftertax or 14 cents per share) for the write-off of in-process research and development related to the SigmaKalon acquisition.

Note C:

Discontinued operations includes the results of operations of the fine chemicals business that was sold in the fourth quarter 2007.

BALANCE SHEET HIGHLIGHTS (unaudited)

	Sept. 30 2008	Sept. 30 2007	Dec. 31 2007
	(millions)
Current assets:
Cash and cash equivalents	$516	$227	$526
Cash held in escrow (Note A)	42	40	1,706
Receivables - net (Note B)	3,453	2,648	2,522
Inventories (Note B)	1,818	1,551	1,532
Other (Note B)	750	661	655
Assets held for sale (Note C)	—	97	—

Total current assets	$6,579	$5,224	$6,941

Current liabilities:
Short-term debt and current portion of long-term debt (Note A)	$726	$178	$1,819
Asbestos settlement	615	600	593
Accounts payable and accrued liabilities (Note B)	3,128	2,199	2,220
Liabilities of business held for sale (Note C)	—	26	—

Total current liabilities	$4,469	$3,003	$4,632

Long-term debt (Note D)	$3,221	$1,181	$1,201

Note A:

Includes $1,673 million that was borrowed late in the fourth quarter 2007 to finance the SigmaKalon acquisition, held in escrow at Dec. 31, 2007, and released from escrow when the transaction closed Jan. 2, 2008.

Note B:

Receivables - net, inventories and other current assets less accounts payable and accrued liabilities acquired as part of SigmaKalon on Jan. 2, 2008, totaled $539 million.

Note C:

Assets held for sale and liabilities of business held for sale represent assets and liabilities of the fine chemicals business, which was sold in the fourth quarter 2007.

Note D:

Long-term debt at Sept. 30, 2008, has increased due to the SigmaKalon acquisition. PPG assumed debt of $1,517 million related to the acquisition.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2008	2007	2008	2007
	(millions)
Net sales
Performance Coatings	$1,229	$963	$3,612	$2,792
Industrial Coatings	1,022	901	3,232	2,713
Architectural Coatings EMEA	632	—	1,835	—
Optical and Specialty Materials	290	257	895	786
Commodity Chemicals	500	400	1,418	1,151
Glass (Note A)	552	552	1,669	1,674

TOTAL	$4,225	$3,073	$12,661	$9,116

Segment income
Performance Coatings	$148	$140	$439	$420
Industrial Coatings	48	89	252	293
Architectural Coatings EMEA	61	—	141	—
Optical and Specialty Materials	61	55	211	189
Commodity Chemicals	116	89	252	190
Glass (Note A)	17	35	77	105

TOTAL	451	408	1,372	1,197
Legacy costs (Note B)	(4)	(20)	(11)	(30)
Business restructuring (Note C)	(163)	—	(163)	—
Gain on automotive glass and services divestiture	15	—	15	—
Acquisition-related costs (Note D)	—	(6)	(117)	(6)
Depreciation catch-up charge (Note E)	—	—	(17)	—
Divestiture-related benefit costs (Note F)	—	—	(19)	—
Asbestos settlement - net	(5)	(5)	(9)	(22)
Interest expense, net of interest income (Note G)	(57)	(19)	(176)	(58)
Unallocated stock-based compensation (Note H)	(12)	(13)	(27)	(31)
Other unallocated corporate expense	(22)	(9)	(68)	(40)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$203	$336	$780	$1,010

Note A:

Glass net sales and segment income include results of the automotive glass and services business for the three and nine months ended Sept. 30, 2008 and 2007, respectively.

Note B:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges that are considered to be unusual or non-recurring. For the three and nine months ended Sept. 30, 2007, these costs included a pretax charge of $17 million, primarily representing curtailment losses on certain defined benefit pension plans related to the automotive glass and services business.

Note C:

In the three and nine months ended Sept. 30, 2008, business restructuring includes charges of $42 million for the Performance Coatings segment, $53 million for the Industrial Coatings segment, $13 million for the Commodity Chemicals segment, and $55 million for the Glass segment. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note D:

The 2008 amount represents costs related to the SigmaKalon acquisition. In the first quarter 2008, these costs included $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. For the three and nine months ended Sept. 30, 2007, these costs were related to the flow-through cost of sales of the step up to fair value of acquired inventory related to the inventory acquired in the Barloworld Coatings Australia transaction. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note E:

Represents the catch-up of depreciation expense, which was suspended when the automotive glass and services business was classified as a discontinued operation in September 2007.

Note F:

Represents the impact of benefit changes including accelerated vesting negotiated as part of the divestiture of the automotive glass and services business.

Note G:

The increase in Interest expense, net of interest income, for the three and nine months ended Sept. 30, 2008, as compared to the three and nine months ended Sept. 30, 2007, is due primarily to increased interest costs related to the financing of the SigmaKalon acquisition.

Note H:

Unallocated stock-based compensation includes the cost of stock options, restricted stock units and contingent share grants that are not allocated to the operating segments.